NEWS RELEASE
R&B, INC.



                                                   Corporate Headquarters:
                                                   R&B, Inc.
                                                   3400 East Walnut Street
                                                   Colmar, Pennsylvania 18915
                                                   Fax: (215) 997-8577

For Further Information Contact:                   Visit our Home Page:
Mathias J. Barton, CFO                             www.rbinc.com
215) 997-1800 x 5132
E-mail: MBarton@rbinc.com


R&B, Inc. Reports Sales and Earnings for the First Quarter Ended March 27, 2004

        Colmar, Pennsylvania (April 30, 2004) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the first quarter ended March 27, 2004. For the first quarter ended March 27, 2004, sales increased 11% to $56.0 million from $50.3 million in the same period last year. Net income in the first quarter of 2004 was $3.3 million compared to net income of $2.2 million in the same period last year. Diluted earnings per share in the first quarter increased 44% to $0.36 from $0.25 in the same period last year.

        Sales volume in 2004 increased as a result of continued sales growth from products introduced within the last twelve months, shipments to a new customer for the Company's Pik-A-Nut home hardware business and a lower level of sales in the first quarter of 2003 due to inventory reduction initiatives by certain customers. The favorable effects of foreign currency exchange resulted in a 2% year over year increase in sales. While sales levels are expected to remain strong, management does not expect to achieve the same level of year-over-year profit increases in the second through fourth quarters of 2004 as compared to the first quarter.

        Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Our strong first quarter sales growth reflects the continued success of our new products. We are committed to maintaining our leadership position in the aftermarket. We recently introduced our 'Driving ReveNEW' initiative which is focused on growing revenue from "new to the aftermarket" products. Our next major new product initiatives are the introduction of a line of new four wheel drive actuators and motors and the expansion of our line of plastic intake manifolds with several new product numbers that we expect to be strong sellers."

        R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite, Dorman, Allparts, Scan-Tech, MPI and Pik-A-Nut businesses.

        Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak


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only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Business - Risk Factors."

                           R&B, INC. AND SUBSIDIARIES
                                   Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                   13 Weeks        13 Weeks
First Quarter (unaudited)       3/27/04  Pct.  3/29/03     Pct.
Net sales                       $56,005  100.0  $50,272    100.0
Cost of goods sold               35,390   63.2   31,674     63.0
Gross profit                     20,615   36.8   18,598     37.0
Selling, general and
 administrative expenses         14,658   26.2   14,260     28.4
Income from operations            5,957   10.6    4,338      8.6
Interest expense, net               761    1.3      891      1.7
Income before income taxes        5,196    9.3    3,447      6.9
Provision for income taxes        1,878    3.4    1,222      2.5
Net income                      $ 3,318    5.9  $ 2,225      4.4
Earnings per share
     Basic                      $  0.38    -    $  0.26       -
     Diluted                    $  0.36    -    $  0.25       -
Average shares outstanding
     Basic                        8,781    -      8,521       -
     Diluted                      9,156    -      8,981       -


                           R&B, INC. AND SUBSIDIARIES
                                        Consolidated Balance Sheets
                                 (in thousands)

                                  3/27/04           12/27/03
Assets:                         (Unaudited)
Cash and short term investments  $ 19,710            $ 25,082
Accounts receivable                51,312              44,127
Inventories                        50,601              51,170
Prepaid expenses and other          8,827               8,849
Total current assets              130,450             129,228
Property & equipment               18,264              17,590
Goodwill                           28,982              29,125
Other assets                          610                 663
Total assets                     $178,306            $176,606

Liability & Shareholders' Equity:
Current portion of long-term debt $ 9,038            $  8,571
Accounts payable                   10,132              10,029
Accrued expenses and other         10,697              12,176
Total current liabilities          29,867              30,776
Long-term debt                     34,759              35,213
Deferred income taxes               4,934               4,632
Shareholders' equity              108,746             105,985
Total Liabilities and Equity     $178,306            $176,606



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Selected Cash Flow Information:
(in thousands)
                                       13 Weeks                     13 Weeks
                                       --------                     --------
(Unaudited)                            3/27/04                      3/29/03
Depreciation and amortization          $ 1,080                      $ 1,192
Capital expenditures                     1,762                          885